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Exhibit 5.2

[RICHARDS LAYTON & FINGER LETTERHEAD]

April 1, 2009

Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128

  Re:
  Registration Statement on Form S-1 (333-156408)

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Bridgepoint Education, Inc., a Delaware corporation (the "Company"), in connection with the matters set forth herein. You have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (File No. 333-156408) initially filed on December 22, 2008 (as amended and supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement covering the offering for sale of an aggregate of up to 15,525,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), of which up to 2,615,000 Shares will be sold by the Company and up to 12,910,000 Shares will be sold by the selling stockholders named therein (the "Selling Stockholders"). Of the Shares to be sold by the Selling Stockholders, 103,503 Shares will be purchased by the Selling Stockholders prior to their sale under outstanding stock options (the "Stockholder Option Shares"), 632,306 Shares will be purchased by the Selling Stockholders prior to their sale under outstanding warrants (the "Stockholder Warrant Shares"), 10,671,010 Shares will be issued upon the conversion of Series A Convertible Preferred Stock, $0.01 par value ("Preferred Stock"), prior to their sale (the "Stockholder Conversion Shares") and 1,503,181 Shares are currently outstanding (the "Stockholder Outstanding Shares").

        For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed copies of the following documents:

          (i)    the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on May 21, 1999, as amended by the Certificate of Merger as filed with the Secretary of State on January 24, 2001, the Certificate of Amendment as filed with the Secretary of State on January 24, 2001, the Amended and Restated Certificate of Incorporation as filed with the Secretary of State on November 25, 2003, the Second Amended and Restated Certificate of Incorporation as filed with the Secretary of State on March 30, 2005, the Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State on July 27, 2005, the Fourth Amended and Restated Certificate of Incorporation as filed with the Secretary of State on July 29, 2005, the Certificates of Correction as filed with the Secretary of State on December 11, 2008 and January 9, 2009 (collectively, the "Certificate of Incorporation");

          (ii)   the Bylaws of the Company, the Amended and Restated Bylaws of the Company, and the amendments thereto (the "Bylaws");

          (iii)  the records of the Company, including the records of the proceedings of the Board of Directors of the Company (the "Board") and the stockholders of the Company, listed on schedule A hereto;

          (iv)  the memorandum, dated March 31, 2009, prepared by Sheppard Mullin Richter & Hampton LLP ("Sheppard Mullin") summarizing the results of its due diligence review with respect to the outstanding shares of the capital stock of the Company; and

          (v)   the legal opinion of Sheppard Mullin, counsel to the Company, dated                        , 2009, addressed to you, as to the matters set forth therein.

        With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of the officers and other persons and entities signing each of the said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any documents other than the documents listed above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

Background

        The Company was organized as a Delaware corporation on May 21, 1999, through the filing by its incorporator of its original Certificate of Incorporation with the Secretary of State. Under its original Certificate of Incorporation, the Company was authorized to issue up to 2,000 shares of Common Stock. No director was named in the original Certificate of Incorporation; rather, the incorporator, acting by written consent, appointed Michael Clifford as the sole initial director. That consent, however, was lost, and neither the Company nor the incorporator has been able to locate it, despite diligent efforts to do so. On November 20, 2003, Mr. Clifford executed an affidavit confirming that the incorporator had elected him as the sole initial director on May 21, 1999.

        On May 21, 1999, Mr. Clifford, acting by written consent as sole director, adopted the Company's organizational resolutions and authorized the issuance of 500 shares of Common Stock to each of Mr. Clifford and Louis Falcigno, in recognition of past services they provided to the Company in their capacities as founders. Pursuant to such resolutions, the Board ratified the filing of the Certificate of Incorporation, adopted the initial Bylaws, appointed the Company's officers and fixed the number of directors at two (but did not fill the vacancy created by the expansion).

        On June 7, 1999, Messrs. Clifford and Falcigno, constituting all of the members of the Board, executed a written consent authorizing the offer of shares of Common Stock in units, each unit consisting of 100,000 shares, with a minimum of 20 units and a maximum of 30 units to be sold in the offering. In connection with this offering, the Board approved a 3,000-for-one stock split (the "Stock Split") of all then-outstanding shares of Common Stock (i.e., the 500 shares held by Mr. Clifford and the 500 shares held by Mr. Falcigno) and authorized the execution and delivery of all documents required to effect the Stock Split. The Board also approved an amendment to the Certificate of Incorporation to increase the total number of shares of all classes of capital stock to 25,000,000, consisting of 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 20,000,000 shares of Common Stock. The proposed amendment also provided the Board with "blank check" authority to divide the Preferred Stock into series, fix the designations and number of shares of those series, and determine the designations, rights and preferences of those series. The Board adopted a resolution directing the officers of the Company to prepare a certificate of amendment, to submit the certificate of amendment to the stockholders for adoption thereby and to file the certificate of amendment with the Secretary of State. The Company has not been able to locate a separate document reflecting the stockholders' adoption of such amendment; however, at the time the Board executed the unanimous consent approving the amendment, all of the issued and outstanding shares of the Company's capital stock were held by the directors.

        The Certificate of Amendment in respect of such amendment was not filed with the Secretary of State until January 24, 2001. Paragraph THIRD of the Certificate of Amendment recites that the amendments were adopted on January 12, 2001, by the written consent of stockholders; however, the

Company has been unable to locate that consent. In addition, the language effecting the Stock Split was omitted from the Certificate of Amendment. On December 11, 2008, the Company filed a Certificate of Correction to the Certificate of Amendment to include language effecting the Stock Split. Between June 7, 1999 and January 24, 2001, the Company issued shares of Common Stock in excess of the 2,000 shares of Common Stock that were authorized for issuance under the Certificate of Incorporation as in effect at the time of such issuances. All such shares, however, were issued on the basis that the Stock Split and the amendments adopted by the Board on June 7, 1999, had then become effective, and all persons who acquired shares of Common Stock during that period acquired such shares on that basis.

        On November 7, 2003, the Board adopted resolutions (i) acknowledging that certain corporate records were inadvertently lost and that other corporate actions were not properly documented, (ii) confirming the number of outstanding shares issued as of November 3, 2003 and (iii) ratifying the issuance of all shares of capital stock, warrants and notes of the Company as of November 3, 2003. On November 25, 2003, the Board again ratified and approved the issuance of the Company's then-outstanding shares, notes and warrants (as set forth on a schedule specifically identifying the name of the securityholder, the number and type of securities held by such holder, and the date on which such securities were issued to such holder) and rescinded the issuance of any shares, notes or warrants not set forth on the schedule. The total number of outstanding shares of Common Stock as of November 24, 2003 was 5,241,548, and the total number of outstanding shares of Common Stock (assuming the conversion to Common Stock of all notes, warrants and other securities then-outstanding) was 14,125,226. In connection with the November 25, 2003 resolutions, the Board determined that the consideration received by the Company for the issuance of such shares, notes and warrants so ratified was full and adequate. Each holder of a security (as set forth on the schedule to the November 7, 2003 resolutions), having received notice of the facts surrounding the issues relating to the Company's capital structure, including the record-keeping issues and other potential defects in the authorization of the issuance of the shares, executed a consent acknowledging and agreeing that the amount of securities held by such holder, as reflected on the schedule, represented such holder's entire ownership interest in the Company's securities.

        On November 25, 2003, the Board approved the issuance of shares of a series of preferred stock to be designated the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") pursuant to, and in the amount set forth in, the Securities Purchase Agreement, dated November 26, 2003, among the Company and the investors identified therein (as amended, the "Securities Purchase Agreement"), in exchange for consideration of $1 per share. On January 30, 2004, the Board ratified the initial issuance of 1,825,000 shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement, as well as the issuance of 258,333 shares of Series A Preferred Stock issued to subsequent investors pursuant to joinder agreements to the Securities Purchase Agreement. Between February 4, 2004 and March 4, 2005, the Board authorized the issuance of an additional 2,250,000 shares of Series A Preferred Stock to Warburg Pincus Equity VII, LP ("Warburg") in exchange for consideration of $1.00 per share. On August 30, 2004, the Board authorized the issuance of an additional 1,333,000 shares of Series A Preferred Stock to Warburg in exchange for consideration of $1.00 per share. On December 28, 2004, the Board authorized the issuance of 3,500,000 shares of Series A Preferred Stock to Warburg in exchange for consideration of $1.00 per share. On March 4, 2005, the Board authorized the issuance of 5,500,000 shares of Series A Preferred Stock to Warburg in exchange for consideration of $1.00 per share. Following these issuances, the total number of shares of Series A Preferred Stock issued and outstanding was 14,666,333.

        On November 25, 2003, the Board also approved, and the stockholders adopted, the Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State and became effective on November 25, 2003 (the "First Restated Charter"). The First Restated Charter increased the authorized number of shares of capital stock to 152,500,000, consisting of 137,000,000 shares of

Common Stock and 15,500,000 shares of Preferred Stock, and provided for the creation of the Series A Preferred Stock. Under the First Restated Charter, upon an optional conversion of the Series A Preferred Stock, the holders thereof would receive shares of Common Stock representing a value equal to the sum of (i) an amount (the "Liquidation Preference") equal to the issue price of the Series A Preferred Stock, an 8% annual return (14% after the seventh anniversary of the date of issuance) and any declared and unpaid dividends on the Series A Preferred Stock plus (ii) an amount (the "Participation Amount") equal to a fixed percentage of the total equity value of the Company over the Liquidation Preference (the "Common Equity Value"). The percentage of the Common Equity Value to which the holders of the Series A Preferred Stock would be entitled is referred to herein as the "Participation Percentage." Under the First Restated Charter, the Participation Percentage in effect at any time was determined based on the number of shares of Series A Preferred Stock that had been issued. The Participation Percentage was set at 20% whenever the number of shares of Series A Preferred Stock that had been issued was 750,000 or less, but the Participation Percentage increased pursuant to a formula as additional shares of Series A Preferred Stock were issued, until it reached 75% when all 15,333,333 shares of Series A Preferred contemplated by the Securities Purchase Agreement were sold.

        Because the Participation Percentage was set at a fixed percentage, based on the number of shares of Series A Preferred Stock that had been issued, it was not subject to dilution based on the issuance of additional shares of Common Stock or other securities or the grant of management stock options. The First Restated Charter provided, however, that if the number of stock options granted to management would have diluted the interest of the "Initial Common Stock Holders" (i.e., the holders of Common Stock of record as of the first date of issue of the Series A Preferred Stock) in the Common Equity Value by more than 37%, the excess dilution would proportionately dilute the Participation Percentage and the percentage interest of the Initial Common Stock Holders in the Common Equity Value. The determination whether the 37% threshold was breached was to be made by the Board, provided that if a majority of the holders of Series A Preferred Stock or the Initial Common Stock Holders disagreed, an independent appraiser selected by such holders and the Company would make the determination. In addition, the formula through which the conversion ratio was derived was based in part on the "Total Enterprise Value," which required a determination of the fair market value of the Common Stock as determined by the Board. Again, if holders of a majority of the Series A Preferred Stock or the Initial Common Stock Holders disagreed with the determination, an independent appraiser selected by such holders and the Company would make the determination.

        The First Restated Charter provided that each share of Series A Preferred Stock would be entitled to that number of votes equal to the number of shares of Common Stock into which such share was then convertible, and further provided that, except with respect to the special voting rights of the Series A Preferred Stock set forth in the First Restated Charter and except as otherwise required by law, the Series A Preferred Stock would vote together with the Common Stock as a single class on all matters. The First Restated Charter also contained a provision specifying that, notwithstanding Section 242(b) of the General Corporation Law, the holders of Common Stock and Series A Preferred Stock shall vote together as one class on any amendment to increase the number of authorized shares of Common Stock. This provision remained in place throughout all subsequent amendments to the Certificate of Incorporation.

        On April 22, 2004, the Board committed that the Company would grant Bill Wenrich an option for .25% of the then-outstanding Common Stock, vested over four years and priced at the fair market value of the stock on the date of grant. This grant was to be made in connection with Mr. Wenrich's appointment as Independent Director. The grant was actually made to Mr. Wenrich in February 2006 under the terms of a stockholder-ratified stock option plan. On February 8, 2005, the Board authorized the issuance of 11,749 shares of Common Stock to Roberts Wesleyan College ("RWC"). The Board also adopted resolutions providing that the previous resolutions authorizing the grant of an option to

RWC to purchase 80,892 shares of Common Stock would be modified to authorize instead new options to purchase 59,742 shares of Common Stock, with 18,750 shares having an exercise price of $.25 and 40,992 shares having an exercise price of $.50. On March 9, 2005, one warrant was issued to RWC with an effective date of July 1, 2004; the warrant provided an option to purchase 59,741 shares with an exercise price of $.25. In March 2005, the Board also approved the issuance of the warrant to purchase 59,742 shares to RWC; the resolutions do not reflect the exercise price, but provide that the terms of the warrant shall be as set forth on an exhibit attached to the resolutions. The resolutions do not include the exhibit that was to have been attached, but the Company has a copy of the warrant so issued.

        On March 30, 2005, the Board approved the Second Amended and Restated Certificate of Incorporation (the "Second Restated Charter"), which increased the number of authorized shares to 291,200,000, consisting of 275,000,000 shares of Common Stock and 16,200,000 shares of Series A Preferred Stock, and provided that the "Participation Percentage" would be 76.11% when 16,166,133 shares had been issued. Holders of a majority of the Series A Preferred Stock (which also constituted a majority in voting power of the outstanding stock) adopted the Second Restated Charter by written consent on March 30, 2005, and it was filed and became effective on March 30, 2005. The Company has been unable to locate any record of a substantially contemporaneous notice of the adoption of the Second Restated Charter to the holders of capital stock entitled to vote thereon who did not execute the consent. Such notice, however, was provided to such holders on December 23, 2008.

        On March 30, 2005, the Board authorized the issuance of 1,500,000 shares of Series A Preferred Stock to Warburg in exchange for consideration of $1.00 per share. Following this issuance, the total number of issued and outstanding shares of Series A Preferred Stock would have been 16,166,333. In connection with this authorization, on July 25, 2005, the Board approved the Third Amended and Restated Certificate of Incorporation, which was filed and became effective on July 27, 2005, and on July 29, 2005, the Board approved the Fourth Amended and Restated Certificate of Incorporation, which was filed and became effective on that date. The Fourth Amended and Restated Certificate of Incorporation was filed for the sole purpose of correcting immaterial errors in the Third Restated Certificate of Incorporation; accordingly, these documents will be analyzed together for purposes of this opinion and are referred to herein as the "Fourth Restated Charter." Holders of a majority of the Series A Preferred Stock (which also constituted a majority in voting power of the outstanding capital stock) adopted the Fourth Restated Charter by written consent. The Company has been unable to locate any record of a substantially contemporaneous notice of the adoption of the Fourth Restated Charter to the holders of capital stock entitled to vote thereon who did not execute the consent. Such notice, however, was provided to such holders on December 23, 2008.

        The Fourth Restated Charter increased the number of authorized shares to 319,850,000, consisting of 300,000,000 shares of Common Stock and 19,850,000 shares of Series A Preferred Stock, and revised the optional conversion provisions of the Series A Preferred Stock, while maintaining the principle that the holders thereof would receive a value equal to the sum of the Participation Amount and the Liquidation Preference. The Participation Amount was to be received through the conversion of the Series A Preferred Stock into Common Stock at a fixed conversion ratio, subject to standard anti-dilution protection. The conversion ratio was set such that if shares of Series A Preferred Stock were converted immediately, the value of the Common Stock issued would equal the Participation Amount that would have resulted from the application of the formula in the Second Restated Charter, utilizing a Participation Percentage of 85.14%. The 9.03% increase in the Participation Percentage (over the 76.11% then in effect) was determined by dividing the $3,612,000 investment by the total equity value of the Company based on a $40 million pre-money valuation. The fixed conversion rate structure subjected the Participation Percentage to dilution for future option grants. Consistent with these changes, the Fourth Restated Charter also eliminated the provisions dealing with any objection by the

Initial Common Stock Holders with respect to certain determinations of the Board and the appointment of an independent appraiser.

        On July 20, 2005, the Board approved the issuance of an unsecured subordinated convertible promissory note to Warburg in a principal amount of $3,500,000, with a maturity date of September 30, 2005, at which time the holder could convert the outstanding balance into shares of Series A Preferred Stock at $1.00 per share. The note was issued on July 27, 2005, and on that same day, Warburg sent a notice to the Company to convert the note into 3,500,000 shares of Series A Preferred Stock. On July 26, 2005, the Board authorized the issuance of a total of 112,000 shares of Series A Preferred Stock to four members of management pursuant to a Subscription Agreement, which provided that the Company would receive consideration of $1.00 per share. The holders of a majority of the Series A Preferred Stock approved the terms of the Subscription Agreement and the issuance.

        On January 20, 2006, the Board approved the Company's 2005 Stock Incentive Plan (the "Plan"), under which 29,663,925 shares of Common Stock were reserved for issuance. This Plan was subsequently adopted by the holder of a majority of the outstanding Series A Preferred Stock (which constituted approval by a majority in voting power of the outstanding stock). The Company has been unable to locate any record of a substantially contemporaneous notice of such adoption to the holders of capital stock entitled to vote thereon who did not execute the consent. Such notice, however, was provided on December 23, 2008. At this meeting, the Board authorized time-vested options to the founders and to other members of senior management under the terms of the Plan, with an exercise price of $.07 per share, which the Board determined to be the fair market value of the Common Stock on the date of grant. The Board also issued options to members of the management team outside the terms of the Plan.

        On April 1, 2006, the Board modified Scott Turner's employment agreement and founder options to extend the exercise period of such options. On August 23, 2006, the Board amended the Plan to increase the number of shares of Common Stock reserved for issuance thereunder and to reserve shares of Common Stock for issuance outside the Plan. The amendment was approved by holders of a majority of the outstanding shares of Series A Preferred Stock (which constituted a majority in voting power of the outstanding capital stock), acting by written consent, on February 12, 2007. The Company has been unable to locate any record of a substantially contemporaneous notice of such adoption to the holders of capital stock entitled to vote thereon who did not execute the consent. Such notice, however, was provided on December 23, 2008.

        On February 28, 2007, the Board granted, in accordance with the terms of the Plan, time-vested options to Robert Hartman at an exercise price of $.09 per share. On November 27, 2007, the Board approved the Amended and Restated 2005 Stock Incentive Plan (the "Amended and Restated Plan") to increase the number of shares available for issuance thereunder and to make certain other technical changes. At that time, the Board also eliminated the reservation of shares for issuance upon the exercise of awards outside the Amended and Restated Plan. On that same day, the holders of a majority of the outstanding Series A Preferred Stock (which constituted a majority in voting power of the outstanding shares of capital stock) adopted the Amended and Restated Plan, acting by written consent. The Company has been unable to locate any record of a substantially contemporaneous notice of such adoption to the holders of capital stock entitled to vote thereon who did not execute the consent. Such notice, however, was provided on December 23, 2008. The Board also granted, in accordance with the terms of the Amended and Restated Plan, time-vested options, with an exercise price of $.13 per share, to various individuals.

 Issues Presented for Consideration

A.    Organizational Matters

        The Company's initial director was not named in the original Certificate of Incorporation. Under the General Corporation Law, if the directors are not specifically named in the original certificate of incorporation—as in the case of the Company—the powers of the incorporator, including the power to adopt the organizational resolutions, continue until such time as the directors are elected. In the present case, all of the organizational resolutions were adopted by Mr. Clifford, in his capacity as sole director; however, the Company has been unable to locate the consent of the incorporator appointing him as such. Thus, there is a question as to whether Mr. Clifford, acting as sole director, had the authority to adopt the organizational resolutions included in the May 21, 1999 consent of the Board, including the resolution authorizing the initial issuance of Common Stock. We believe that the extrinsic evidence establishes that Mr. Clifford was duly elected as the sole initial director and, as such, had the authority to take the actions referenced in the initial Board consent.

        An additional question that arises is whether the initial Board consent constituted a valid action of the Board, given that Mr. Clifford, through that consent, had expanded the size of the Board to two directors but was the only director then in office. As a result of the expansion, the consent was adopted by unanimous written consent of the directors then in office, but by less than a majority of the total authorized directors, which raises quorum issues. Under Section 2.6 of the Bylaws adopted by virtue of that consent, however, "[a] majority of the number of directors fixed by, or in the manner provided in, these bylaws shall constitute a quorum for the transaction of business; provided, however, that whenever, for any reason, a vacancy occurs in the board of directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled." Thus, the relevant inquiry is whether the Bylaws effectively provided that a majority of the remaining directors would constitute a quorum and whether Mr. Clifford, as the sole remaining director, satisfied the minimum quorum requirements under the General Corporation Law. In our view, Mr. Clifford, as the sole remaining director, satisfied the minimum quorum requirements under the General Corporation Law.

B.    Appointment of Louis Falcigno as a Director and Certain Subsequent Board Appointments

        The initial Board consent provided that the "Board of Directors shall consist of two Director[s]." The resolution establishing the size of the Board was consistent with Section 2.2 of the Bylaws as adopted by the initial Board consent. That section provided that "the board of directors of the corporation shall consist of four (4) persons," but further specified that "[t]he number of directors may at any time and from time to time be increased or decreased by action of either the shareholders or the board of directors." Thus, while the Bylaws initially called for a Board consisting of four directors, they provided that such number could be increased or decreased through an action of the Board, such as the establishment of the size of the Board adopted in the initial Board consent. Accordingly, immediately following the adoption of the initial Board consent, there were a total of two authorized directorships: one filled by Mr. Clifford and one vacancy.

        As indicated above, the initial Board consent did not include a resolution filling the vacancy created by the expansion of the Board. But the immediately succeeding action of the Board included in the Company's records—a unanimous written consent executed on June 7, 1999—reflects that each of Messrs. Clifford and Falcigno then constituted the entire Board. In addition, Mr. Clifford's November 20, 2003 affidavit provides that "[t]he appointment of Louis Falcigno as a director of the [Company] as of May 21, 1999, is hereby ratified." At this time, Mr. Clifford, as the sole director in office, had the authority under the Bylaws and the General Corporation Law to fill vacancies on the Board, and we believe that the extrinsic evidence establishes that Mr. Falcigno was duly elected to the Board as of May 21, 1999 to fill the vacancy created by the expansion of the Board effected pursuant to the initial Board consent. Subsequent to the appointment of Mr. Falcigno, additional directors were added to the Board, although there is no record in certain cases of a resolution of the Board formally expanding the size of the Board. As indicated above, however, under the Bylaws and the General Corporation Law, the Board was authorized to increase the number of directors and to fill the vacancies created thereby. In our view, the election by the Board of such additional directors had the effect of simultaneously expanding the size of the Board to accommodate such directors' election to the Board.

C.
The Stock Split and Stock Issuances from the Initial Issuance through the Effectiveness of the Certificate of Amendment

        As noted above, at its June 7, 1999 meeting, the Board approved the Stock Split and an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and to authorize shares of "blank check" Preferred Stock. The Certificate of Amendment reflecting the amendments was not filed until January 24, 2001, and the language required to effect the Stock Split was inadvertently omitted from the Certificate of Amendment. The Certificate of Amendment was subsequently corrected to include the language effecting the Stock Split. Following the Board's adoption of the Stock Split and the amendments but prior to the filing of the Certificate of Amendment, the Board issued shares of Common Stock (including the shares purported to be issued pursuant to the Stock Split) in excess of the number of shares of Common Stock authorized under the Certificate of Incorporation as then in effect. In our view, the shares issued pursuant to the Stock Split, as well as the shares issued between the time of the initial stock issuance and the effectiveness of the Certificate of Amendment, are valid, notwithstanding these defects, given that the Certificate of Correction relates back to date of the filing of the Certificate of Amendment to cure the defects caused by the omission of the language effecting the Stock-Split (except as to parties substantially and adversely affected thereby), that the extrinsic evidence demonstrates that no relevant parties were substantially and adversely affected by the Certificate of Correction, and that the stockholders' acknowledgment confirming the number of outstanding shares issued as of November 3, 2003 (as reflected in the Board resolutions adopted on November 7, 2003) described above constituted a valid ratification of the issuance of such other shares.

D.    Notice of Stockholder Action by Written Consent

        As described above, on several occasions the Company amended the Certificate of Incorporation or took other actions, such as adopting the Plan and amendments thereto, with the approval of a majority in voting power (but less than all) of the stockholders entitled to vote thereon, acting by written consent. But the Company did not provide the notice of these actions to the non-consenting stockholders, as required by the General Corporation Law and the Bylaws,(1) until December 23, 2008, years after any such action was taken. The Company's delay in sending such notice raises questions regarding the effectiveness of such amendments and other actions. Specifically, in cases where the amendment increased the number of authorized shares, or provided for the issuance of options up to a specified threshold, any issue regarding the effectiveness of the amendment or action could affect the validity of any shares issued under the relevant instrument. In our view, the delay in such notice would not result in a finding that such amendments to the Certificate of Incorporation, the Plan or any amendments thereto are ineffective, nor would it result in a finding that any shares or options issued thereunder are invalid, and at most gave rise to an estoppel claim on the part of those stockholders to whom the requisite notice had not initially been provided until such time as such notice was provided.

(1)
At all relevant times, Section 1.4 of the Bylaws provided: "Within 10 days after obtaining authorization by written consent [pursuant to Section 228 of the General Corporation Law], notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action." Section 1.4 of the Bylaws also required that the notice summarize the material features of the action so taken.

E.    Amendment to the Second Restated Charter

        As described above, the Company amended the Second Restated Charter to change the conversion ratio of the Series A Preferred Stock from a specified formula to a fixed ratio. The amendments contemplated by the Fourth Restated Charter were authorized by the Series A Preferred Stock (which constituted a majority in voting power of the Company's capital stock), acting by written consent, but no vote or consent of the holders of Common Stock, acting as a separate class, was sought or obtained. Thus, there is a question as to whether a separate class vote of the Common Stock was required under the General Corporation Law to authorize the amendments contemplated by the Fourth Restated Charter. In our view, no separate vote of the Common Stock was so required, because the amendment did not alter or change the powers, preferences or special rights of the Common Stock.

Conclusion

        We are not aware of any case directly addressing the issues posed for our consideration. Nonetheless, based upon and subject to our review of such matters of Delaware law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that none of the issues presented for our consideration herein would affect the conclusions expressed in the opinion of Sheppard Mullin that (i) the Stockholder Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) the Shares to be sold by the Company have been duly authorized, and if, as, and when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option agreements and sold as contemplated in the Registration Statement, will be duly authorized validly issued, fully paid and non-assessable; (iv) the Stockholder Warrant Shares, when issued and paid for as contemplated in the applicable warrant agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable; and (v) the Stockholder Conversion Shares, when issued upon the conversion of Preferred Stock in accordance with the Company's certificate of incorporation and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

        We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K. We understand that Sheppard Mullin wishes to rely on this opinion in rendering its opinion to you in connection with the foregoing, and we consent to such reliance. Except as stated above, this opinion letter is rendered to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement as of the date first written above and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

        We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                      Very truly yours,

                      /s/ Richards, Layton & Finger P.A.

CSB/JMZ

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  Exhibit 5.2
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